Exhibit 21.1

SUBSIDIARIES OF VISANT CORPORATION

Name of Subsidiary	Other Names Under Which Subsidiary Does Business	Jurisdiction of Incorporation or Organization
AKI, Inc.	Arcade Marketing, Inc.	Delaware

Arcade Europe, S.a.r.l.		France

Dixon Direct LLC		Delaware

Intergold Acquisition Corp.		Alberta, Canada

Jostens Canada, Ltd.		Canada

Jostens, Inc.		Minnesota

Neff Holding Company		Delaware

Neff Motivation, Inc.		Ohio

Phoenix Color Corp.	Lehigh Phoenix	Delaware

The Lehigh Press LLC	Lehigh Direct	Delaware

Lehigh Phoenix

Visual Systems, Inc.	Lehigh Milwaukee	Wisconsin

Lehigh Phoenix